Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-166715) pertaining to the 2010 Equity Incentive Plan of Spansion Inc. and the Registration Statement (Form S-8 No. 333-172519) pertaining to the 2010 Equity Incentive Award Plan of Spansion Inc. of our audit report dated February 12, 2010, with respect to the consolidated financial statements of Spansion Inc. for the year ended December 27, 2009, included in this Annual Report (Form 10-K) for the fiscal year ended December 25, 2011.

/s/ Ernst & Young LLP

San Jose, California

February 23, 2012